WAYNE SAVINGS COMMUNITY BANK
EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into as of January 15, 2011 by and between Wayne Savings Community Bank (the "Bank"), an Ohio savings and loan association, with its principal administrative office at 151 North Market Street, Wooster, Ohio and Rodney C. Steiger (the "Executive"). Any reference to "Company" herein shall mean Wayne Savings Bancshares, Inc., the stock holding company parent of the Bank or any successor thereto.

WHEREAS, the Bank agrees to employ Executive as its President, Chief Executive Officer and Managing Officer, subject to the authority and direction of the Bank’s Board of Directors, and Executive agrees to accept such employment subject to the terms and conditions set forth herein; and

WHEREAS, the parties acknowledge that, by virtue of Executive’s activities on behalf of the Bank, Executive will be entrusted with and will have access to certain Confidential Information (as hereinafter defined) related to the business and operations of the Bank which constitutes a valuable, special and unique asset of the Bank, and which is protected by the Bank in order to preserve its business, trade and goodwill; and

WHEREAS, the parties desire to set forth their understanding as to such Confidential Information as an integral part of the terms and conditions of Executive’s employment hereunder.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.            POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer for the Bank.  As President and Chief Executive Officer, Executive agrees to serve under the direction of the Bank’s Board of Directors (“Board”) and to perform the duties of the Position Description attached hereto and incorporated herein, as the same may be amended from time to time in the sole discretion of the Board.

2.            TERMS AND DUTIES

(a) The term of Executive’s employment under this Agreement shall begin on January 15, 2011, and shall continue for a period of twenty-four full calendar months thereafter, unless terminated earlier in accordance with the terms herein. This Agreement shall be reviewed annually by the Board, and may be renewed for successive one (1) year terms within the Board’s sole discretion.  The Executive’s obligations and the Bank’s rights under Section 10 hereof shall survive the expiration of the term (including any renewal terms of this Agreement).

(b) During the term of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement.  For purposes of this Section 2(b), Board approval shall be deemed provided as to service with any such business, companies or organizations that Executive was serving as of the date hereof, as provided on the schedule attached to this Employment Agreement.

3.            COMPENSATION AND REIMBURSEMENT.

(a)  The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties and commitments described in Sections 1 and 2(b). The Bank shall pay Executive as compensation a salary of not less than $200,000.00 per year ("Base Salary"). Such Base Salary shall be payable biweekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually. Such review shall be conducted by a Committee designated by the Board.  Base Salary shall include any amounts of compensation deferred by Executive under qualified and nonqualified plans maintained by the Bank.

(b)          The Bank will provide Executive with such employee benefit plans, arrangements and perquisites as are generally provided by the Bank to its executive employees, and as are in effect from time to time.  Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior  executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than termination for Cause). Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c)           In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.             PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a)           Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section 4 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Executive's full-time employment hereunder for any reason other than (A) termination for Cause (as defined in Section 8 hereof), (B) upon Retirement (as defined in Section 7 hereof),  (C) for Disability (as set forth in Section 6 hereof) or Executive’s death; (ii) Executive's resignation from the Bank's employ following (A) a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement), (B) a relocation of Executive's principal place of employment to a location more than 30 miles outside the City of Wooster, or a material reduction in the benefits and perquisites, including Base Salary, to the Executive from those being provided as of the effective date of this Agreement (except for any reduction that is part of an employee-wide reduction in pay or benefits), (C) a liquidation or dissolution of the Bank or the Company, or (D) material breach of this Agreement by the Bank; and (iii) the event specified in Section 4(b) hereof. Upon the occurrence of any event described in clauses (ii) (A), (B), (C) or (D) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed, except in case of a continuing breach, four calendar months) after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination. No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive's employment except as provided in Sections 4, 5, 6 or 7 hereof.

(b)           As used in this Agreement, an Event of Termination shall also mean and include Executive's involuntary termination or voluntary resignation from the Bank's employ on the effective date of, or at any time following, a Change in Control during the term of this Agreement or any renewal term hereof.  For these purposes, a Change in Control shall mean a change in the ownership of the Bank or the Company, a change in the effective control of the Bank or the Company or a change in the ownership of a substantial portion of the assets of the Bank or the Company, in each case as provided under Section 409A of the Code and the regulations thereunder.

(c)            Following the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages (but not both), a lump sum cash amount equal to, in the case of an Event of Termination as defined in Section 4(a), one (1) times the sum of, or, in the case of an Event of Termination as defined in Section 4(b), two (2) times the sum of: (i) the highest annual rate of Base Salary paid to Executive at any time under this Agreement, (ii)

the greater of (x) the average annual cash bonus paid to Executive with respect to the two completed fiscal years prior to the Event of Termination, or (y) the cash bonus paid to Executive with respect to the fiscal year ended prior to the Event of Termination, and (iii) the value of the employer matching contributions made on the Executive's behalf in the Wayne Savings 401(k) Retirement Plan, or any successor thereto, and the value of the employer contribution or allocation made on the Executive's behalf in the Wayne Savings Community Bank Restated Employee Stock Ownership Plan, or any successor thereto, in the calendar year preceding the year in which the Event of Termination occurs; provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

(d)            Upon the occurrence of an Event of Termination, the Bank will cause to be continued life, medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive, at no cost to the Executive, prior to his termination, except to the extent such coverage may be changed in its application to all Bank employees or is not available on an individual basis to a terminated employee. Such coverage shall cease twelve (12) months following an Event of Termination as defined in Section 4(a), or twenty-four (24) months following an Event of Termination as defined in Section 4(b). If the provision of any of the benefits covered by this Section 4(d) would trigger the 20% tax and interest penalties under Section 409A of the Code, then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the "Excluded Benefits"), and in lieu of the Excluded Benefits the Bank shall pay to the Executive, in a lump sum within 30 days following termination of employment or within 30 days after such determination should it occur after termination of employment, a cash amount equal to the cost to the Bank of providing the Excluded Benefits.

5.            TAX INDEMNIFICATION.

(a) If the payments and benefits pursuant to this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Company and the Bank would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Code (the "Initial Parachute Payment"), then the Bank shall pay to the Executive, at the time such payments or benefits are paid and subject to applicable withholding requirements, a cash amount equal to the sum of the following:

(i)           twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive's "base amount" from the Company and its subsidiaries, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive's base amount being hereinafter referred to as the "Initial Excess Parachute Payment";

(ii)           such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (i) above and on any payments under this clause (ii). In computing such tax allowance, the payment to be made under clause (i) above shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

Tax Rate
                                       GUP = 1- Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (i) above is made, and shall also reflect the phase-out of deductions and the ability to deduct certain of such taxes.

(b)            Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment"), then the Bank's independent tax counsel or accountants shall determine the amount (the "Adjustment Amount") which either the Executive must pay to the Bank or the Bank must pay to the Executive in order to put the Executive (or the Bank, as the case may be) in the same position the Executive (or the Bank, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive's benefit. As soon as practicable after the Adjustment Amount has been so determined, the Bank shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Bank, as the case may be.

(c)           In each calendar year that the Executive receives payments of benefits that constitute a parachute payment, the Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Bank as described above. The Bank shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information. The Executive shall promptly notify the Bank in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 5 is being reviewed or is in dispute. The Bank shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 5) and the Executive shall cooperate fully with the Bank in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Bank may have in connection therewith without the prior consent of the Bank.

6.           DISABILITY.

(a)            Short-Term.  In the event of Executive’s failure to substantially perform his duties hereunder on a full-time basis for a period of not more than one hundred eighty (180) days due to incapacity resulting from physical or mental illness, the Bank will continue to pay Executive’s Base Salary during the period of such incapacity, but only in the amounts and to the extent that disability benefits payable to the Executive under Bank-sponsored insurance policies are less than Executive’s Base Salary.

(b)           Long-Term.  If Executive is incapacitated for a period of one hundred eighty (180) consecutive days so that he cannot perform his duties hereunder on a full-time basis, Executive’s employment will terminate upon the expiration of such one hundred eighty (180) day period, and no amounts or benefits shall be due except those which are vested, or which are otherwise payable as a result of the termination under the terms of the Bank’s employee benefit plans.

7.           TERMINATION UPON RETIREMENT.

Termination by the Bank of the Executive based on "Retirement" shall mean termination of Executive in accordance with any retirement policy established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, no amounts or benefits shall be due Executive under this Agreement and the Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

8.	TERMINATION FOR CAUSE.

The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence (in the reasonable opinion of the Board), willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, gross negligence in the performance of duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, commission of an act of moral turpitude, engagement in activities or conduct injurious to the reputation of the Bank, material breach of any provision of this Agreement, or continued failure and/or refusal to correct any performance deficiencies within fifteen (15) days following receipt by the Executive of written notice from the President or the Board of such deficiencies.  Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause as defined herein, and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause (other than any vested stock options, vested restricted stock or vested benefits under any tax qualified or non-qualified employee benefit plan). Any non-vested stock options or restricted stock granted to Executive under any stock option plan or restricted stock plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and any non-vested stock options shall not be exercisable by Executive at any time subsequent to such Termination for Cause, (unless it is determined in arbitration that grounds for termination of Executive for Cause did not exist, in which event all terms of the options or restricted stock as of the date of termination shall apply, and any time periods for exercising such options shall commence from the date of resolution in arbitration).

9.           NOTICE.

(a) Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. lf, within thirty (30) days after any Notice of Termination for Cause is given, the Executive notifies the Bank or the Company that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration. Notwithstanding the pendency of any such dispute, the Bank and the Company may discontinue to pay Executive compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 of this Agreement, the payment of such compensation and benefits by the Bank and Company shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in the Wall Street Journal from time to time).

(b) Any other purported termination by the Bank or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. "Date of Termination" shall mean the date of the Notice of Termination. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19 of this Agreement. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay the Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause). In the event of the voluntary termination by the Executive of his employment, which is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in the Wall Street Journal from time to time if it is determined in arbitration that Executive's voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.

10.           POST-TERMINATION OBLIGATIONS.

(a)           All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with the provisions of this Section 10.

(b)           Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(c)           Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, use or disclose to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Office of Thrift Supervision ("OTS"), the Federal Deposit Insurance Corporation (the "FDIC"), or other federal banking agency with jurisdiction over the Bank or Executive), any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof or any Confidential Information.  For purposes of this Agreement, Confidential Information shall mean all information or knowledge belonging to, used by, or which is in the possession of the Bank relating to the Bank’s business, business plans, strategies, pricing, sales methods, customers (including, without limitation, the names, addresses or telephone numbers of such customers), technology, programs, finances, costs, employees (including, without limitation, the names, addresses or telephone numbers of any employees), employee compensation rates or policies, marketing plans, development plans, computer programs, computer systems, inventions, developments, trade secrets, know how or confidences of the Bank or the Bank’s business, without regard to whether any of such Confidential Information may be deemed confidential or material to any third party, and the Bank and the Executive hereby stipulate to the confidentiality and materiality of all such Confidential Information.  The Executive acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of the Bank, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive.  The Executive agrees that upon the termination of the Executive's employment with the Bank for any reason, the Executive will return promptly to the Bank all memoranda, notes, records, reports, manuals, pricing lists, prints and other documents (and all copies thereof) relating to the Bank’s business which he may then possess or have with the Executive's control, regardless of whether any such documents constitute Confidential Information.  The Executive further agrees that he shall forward to the Bank all Confidential Information which at any time (including after the period of his employment with the Bank) should come into the Executive's possession or the possession of any other person, firm or entity with which the Executive is affiliated in any capacity.
Notwithstanding the foregoing, Executive may disclose any knowledge of banking,

financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available.

(d)           Executive agrees that, while he is employed by the Bank and for a period of twenty-four months after the termination or cessation of such employment for any reason, Executive shall not:
(i)
Engage or participate, directly or indirectly, either as principal, agent, employee, employer, consultant, director, shareholder (except as the holder of not more than two percent of the stock of any publicly traded corporation) or in any other individual or representative capacity whatsoever, in the operation, management or ownership of any state or federally chartered financial institution engaged in a business in direct competition with the business of the Bank (or any business proposed to be conducted by the Bank at the time of such termination of employment) within any of the counties within the State of Ohio, or any counties contiguous thereto, in which the Bank is operating a branch at the time of such termination of Executive’s employment; or

(ii)
Directly or indirectly, alone or in conjunction with or on behalf of any other person, solicit, divert, take away or endeavor to take away from the Bank any person who was or is a customer or account of the Bank as of the date of Executive’s termination of employment with the Bank or at any time during the six (6) months prior to the date thereof; provided, however, that nothing herein shall prohibit Executive from ceasing to be, or causing Executive’s immediate family members to cease to be, customers of the Bank.

(e)           Executive agrees that he shall not at any time (whether during or for a period of one (1) year after the Executive's termination of employment with the Bank), without the prior written consent of the Bank, either directly or indirectly (i) solicit (or attempt to solicit), induce (or attempt to induce), cause or facilitate any employee, director, agent, consultant, independent contractor, representative or associate of the Bank to terminate his, her or its relationship with the Bank, or (ii) solicit (or attempt to solicit), induce (or attempt to induce), cause or facilitate any supplier of services or products to the Bank to terminate or change his, her or its relationship with the Bank, or otherwise interfere with any relationship between the Bank and any of the Bank’s  suppliers of products or services.

(f)           Executive agrees not to in any way slander or injure the business reputation or goodwill of the Bank through any contact with customers, vendors, suppliers, employees or agents of the Bank, or in any other way.

(g)           Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Bank’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Bank (all of the foregoing being referred to herein as “Work Product”) belong to the Bank.  The Executive shall perform all actions reasonably requested by the Bank (whether during or after the employment period) to establish and confirm such ownership of Work Product (including, without limitation, assignments, consents, powers of attorney and other instruments).

(h)           Executive acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interests of the Bank.  If the event of a breach or threatened breach by the Executive of any of the provisions of Section 10 hereof, the Bank shall have the right to specifically enforce this Agreement by means of an injunction, it being acknowledged by the Executive and agreed upon by the parties that any such breach will cause irreparable injury to the Bank for which money damage alone will not provide an adequate remedy.  The rights and remedies enumerated above shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity.

(i)           In the event any of the covenants contained in Section 10 or any portion thereof, shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that the Executive shall be subject to covenants that are reasonable under the circumstances and are enforceable by the Bank.  In any event, if any provision of this Agreement is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all unaffected provisions shall remain fully valid and enforceable.

(j)           In the event of a violation of this Section 10, the applicable time periods provided in Section 10(d) and (e) shall be tolled during the time of such violation.  No waiver of the provisions of this Section 10 shall be effective unless made in writing and signed by the Chairman of the Bank’s Board of Directors on behalf of the Board.

11.           SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge,

pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.	MODIFICATION AND WAIVER.

(a)            This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	REQUIRED REGULATORY PROVISIONS.

(a)           The Bank’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Bank’s Board of Directors, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

(b)            If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) (12 U.S.C. §§ 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act (the "FDI Act"), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)            If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e) (12 U.S.C. §§ 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDI Act, all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)            If the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDI Act, all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director, at the time the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank; or (ii) by the OTS at the time the OTS or its District Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the OTS or FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)           Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder, including FDIA Regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments.

16.            SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.            HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.            GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Ohio but only to the extent not superseded by federal law.

19.            ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within the Cleveland metropolitan area, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.            PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or judicially resolved in the Executive's favor.

21.            INDEMNIFICATION.

The Bank and the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank or the Company, as appropriate), provided, however, neither the Bank nor Company shall be required to indemnify or reimburse the Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by the Executive.

22.           SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	WAYNE SAVINGS COMMUNITY BANK

/s/ H. Stewart Fitz Gibbon IV	By:	/s/ James C. Morgan
Secretary		James C. Morgan,
Chairman
Board of Directors

WITNESS:	EXECUTIVE:

/s/ Phillip E. Becker	/s/ Rodney C. Steiger
Rodney C. Steiger

CONSENT OF GUARANTOR (PURSUANT TO SECTION ELEVEN HEREOF)

WAYNE SAVINGS BANCSHARES, INC.

        By: /s/ James C. Morgan
James C. Morgan
Chairman
Board of Directors

Schedule of Board Approved Affiliations with Other Businesses per Section 2(b)

I am not affiliated with any other for-profit businesses.

I am, or have been, associated with several not-for-profit organizations including, but not limited to, Viola Startzman Free Clinic, Wayne County Community Foundation, Wayne Economic Development Council, C.I.C, Trinity United Methodist Church, Orrville Area United Way, Orrville Salvation Army, and Dunlap Community Hospital, and Goodwill Industries of Wayne & Holmes Counties,